UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 22, 2010
Date of Report (Date of earliest event reported)

OMNICITY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52827	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 S State Rd 3, Rushville, Indiana, USA	46173
(Address of principal executive offices)	(Zip Code)

(317) 903-8178
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.

Effective April 22, 2010, Omnicity Incorporated (the "Company"), a subsidiary of Omnicity Corp., purchased the telecommunication systems and subscribers of Lightspeed Voice, Ltd. ("Lightspeed"), a subsidiary of Digital Network Solutions, Inc., an Ohio corporation doing business as Lightspeed Wireless ("DNS") located in Berlin, Ohio. The Company purchased Lightspeed's telecommunications systems pursuant to the terms of an Asset Purchase Agreement, dated for reference March 31, 2010, as amended pursuant to the Amendment thereto dated for reference April, 22, 2010 (together, the "Agreement") by and between DNS, Lightspeed and the Company, which Agreement is attached hereto as Exhibit 10.1.

Pursuant to the terms of the Agreement, the Company paid a total purchase price of $1,400,000 for Lightspeed's telecommunications systems and customers' relationships, as follows:

  cash consideration of $700,000;

  a promissory note for $50,000 payable on August 20, 2010;

  a promissory note for $500,000, payable with interest at 6% over a 48-month period in quarterly payments, with the first payment being due and payable on August 23, 2010. At the option of the seller any part of this promissory note is convertible into common shares (subject to a minimum conversion of $100,000). The price per share to be used in the calculation of any such conversion will be based on the date the Company receives notice of conversion; and

  $150,000 payable in the form of common stock of Omnicity Corp. determined by dividing $150,000 by the per share price for Omnicity Corp's common stock as of the close of business on June 25, 2010. Once the number of common shares is determined Omnicity Corp. must add 25,000 common shares of Omnicity Corp. to the amount of common shares issuable to Lightspeed.

Item 9.01     Financial Statements and Exhibits

Exhibit	Description
10.1	Asset Purchase Agreement dated March 31, 2010, as amended April 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICITY CORP.
Date: May 13, 2010	"Don Prest" Name: Don Prest Title: Chief Financial Officer